Exhibit 10.4

R E S T R I C T E D  S T O C K  A G R E E M E N T

[20__] Award

Non-transferable

G R A N T  T O

(Name)

(“Grantee”)

by Assurant, Inc. (the “Company”) of

(Amount)

shares of its common stock, $0.01 par value (the “Shares”)

pursuant to and subject to the provisions of the Assurant, Inc. 2004 Long-Term Incentive Plan (the “Plan”), and to the terms and conditions set forth on the following page (the “Terms and Conditions”).

Unless sooner vested in accordance with the Plan or Section 4 of the Terms and Conditions, the restrictions imposed under Section 3 of the Terms and Conditions will expire as to the following percentage of the Shares awarded hereunder, on the following respective dates:

Percentage of Shares	Date of Expiration of Restrictions

Additional conditions: [Specify any additional vesting or other conditions]

IN WITNESS WHEREOF, Assurant, Inc., acting by and through its duly authorized officers, has caused this Agreement to be executed as of the Grant Date.

ASSURANT, INC.

By:
[ ] Chief Executive Officer
Grant Date: [ ]

Accepted by Grantee:
(Name)

TERMS AND CONDITIONS

1. Grant of Shares.    Assurant, Inc. (the “Company”) hereby grants to the Grantee named on Page 1 (“Grantee”), subject to the restrictions and the other terms and conditions set forth in the Plan and in this award agreement (this “Agreement”), the number of shares indicated on Page 1 of the Company’s $0.01 par value common stock (the “Shares”).

2. Defined Terms.    Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

3. Restrictions.    The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Upon termination of Grantee’s Continuous Status as a Participant, Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of employment termination (after giving effect to any lapsed restrictions under Section 4), and such Restricted Shares shall revert to the Company immediately following the event of forfeiture. The restrictions imposed under this Section shall apply to all shares of the Company’s common stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the common stock of the Company.

4. Expiration and Termination of Restrictions.    The restrictions imposed under Section 3 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a) As to the percentages of the Shares specified on page 1, on the respective dates specified on page 1; or

(b) As to all of the Restricted Shares, upon the date the Company undergoes a Change of Control; or

(c) As to a number of the Restricted Shares, upon the date of Grantee’s Retirement, death, or Disability, determined by (i) multiplying the aggregate number of Shares originally subject to this Agreement as specified on page 1 by a fraction, the numerator of which is the number of completed calendar months from the Grant Date to the date of Grantee’s Retirement, death, or Disability, and the denominator of which is the number of full months that otherwise would have been required to fully vest all of the Restricted Shares originally subject to this Agreement as specified on page 1, pursuant to the vesting schedule specified on page 1 , and (ii) subtracting from such amount that number of Shares which otherwise have become vested prior to the date of Grantee’s Retirement, death, or Disability.

5. Delivery of Shares.    The Shares will be registered in the name of Grantee as of the Grant Date, will be issued in certificated or uncertificated form, and may be held by the Company during the Restricted Period. If a certificate for Restricted Shares is issued, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Agreement between the registered owner of the shares represented hereby and Assurant, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the offices of Assurant, Inc.”

Stock certificates for the Shares, without the above legend, shall be delivered to Grantee or Grantee’s designee upon request after the expiration of the Restricted Period. If the Shares are issued in uncertificated form, during the Restricted Period the Company shall instruct the transfer agent not to permit the transfer of the Restricted Shares until the expiration of the Restricted Period.

6. Voting and Dividend Rights.    Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Restricted Period. If Grantee forfeits any rights he may have under this Agreement in accordance with Section 3, Grantee shall no longer have any rights as a shareholder with respect to the Restricted Shares or any interest therein, and Grantee shall no longer be entitled to receive dividends on such stock. In the event that for any reason Grantee shall have received dividends upon such stock after such forfeiture, Grantee shall repay to the Company any amount equal to such dividends.

7. Changes in Capital Structure.    The provisions of the Plan shall apply in the case of a change in the capital structure of the Company. Without limiting the foregoing, in the event of a subdivision of the outstanding Common Stock (stock-split), a declaration of a dividend payable in Common Stock, or a combination or consolidation of the outstanding Common Stock into a lesser number of shares, the Shares then subject to this Agreement shall automatically be adjusted proportionately.

8. No Right of Continued Service.    Nothing in this Agreement shall confer upon Grantee any right to continue in the service of the Company or any Affiliate.

9. Payment of Taxes.

(a) Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code. To effect such election, Grantee must file an appropriate election with Internal Revenue Service within thirty (30) days after award of the Shares and otherwise in accordance with applicable Treasury Regulations.

(b) In accordance with such procedures as the Committee establishes, at such time that any amount related to the Shares becomes includable in Grantee’s gross income for tax purposes (the “tax date”), the Company will withhold a number of Shares having a Fair Market Value on the date of withholding equal to the minimum amount required by law to be withheld with respect to federal, state and local taxes of any kind (including Grantee’s FICA obligation). Alternatively, if Grantee provides prior written notice to the Company, Grantee may, no later than the tax date, pay to the Company such amounts required by law to be withheld or make other arrangements satisfactory to the Committee regarding the payment of such amounts. Such written notice shall be directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Secretary from time to time, at least 30 days prior to the tax date, unless otherwise determined by the Company in its sole discretion. The obligations of the Company under this Agreement will be conditional on such withholding or other payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

10. Plan Controls.    The terms contained in the Plan are incorporated into and made a part of this Agreement, and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

11. Successors.    This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

12. Severability.    If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Notice.    Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Assurant, Inc.
One Chase Manhattan Plaza, 41st Floor
New York, New York 10005
Attn: Secretary

or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.